FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE ANTICIPATES FIRST QUARTER 2006 RESULTS ABOVE PRIOR GUIDANCE;
NEW TECHNOLOGIES DRIVE REVENUES AND EXPAND MARGINS

AMSTERDAM (3 April, 2006) - Core Laboratories (NYSE: "CLB") believes that first quarter 2006 earnings per diluted share will range between $0.49 and $0.51, exceeding its prior guidance of $0.44 to $0.45. This updated guidance includes all first quarter FAS 123R expenses, which should be approximately $2,900,000 after-tax, or $0.10 per diluted share, calculated using a Core Lab stock price of $47.55. The increase of the first quarter FAS 123R expense is directly related to the sharp increase in the Company's share price during the quarter. Core's share price at year-end 2005 was $37.36 and has increased 27% to over $47.55 at the market closing of 31 March, 2006. Over the same period, the Philadelphia Oil Service Index (OSX) increased less than 15%.

Net income for the first quarter is foreseen to be in the $13,750,000 to $14,250,000 range. Revenue for the first quarter is now projected in the $132,000,000 to $135,000,000 range, an increase of approximately 15% over first quarter 2005 levels.

Previous guidance for first quarter 2006 earnings per diluted share, excluding FAS 123R costs, was $0.48 to $0.50 and is now forecast in the $0.59 to $0.61 range, an increase of 80% on a year-over-year basis. For the first quarter 2005, Core reported earnings per diluted share of $0.33, excluding FAS 123R costs.

Business Update

Core continues to benefit from the increased market acceptance and application of its recently introduced services and technologies used to optimize daily hydrocarbon production and maximize ultimate hydrocarbon recovery. For example, oil companies are using proprietary Core Lab technology to high-grade and develop Canadian oil sand reserves and patented Core Lab technology to design miscible gas floods in the North Sea and Middle East. Core has industry-leading miscible gas-flood technologies and believes that miscible floods have the greatest potential to boost ultimate hydrocarbon recoveries from many of the world's mature and ultra-mature producing fields.

The continued successful introduction of new technologies and services has increased revenues while expanding operating margins. Lower margin projects continue to be eliminated, downsized, and replaced with higher-margin projects that include more of Core's newer services and technologies. First quarter 2006 year-over-year incremental operating margins should exceed 40%.

Second Quarter Targets

For the second quarter of 2006 Core expects revenue to range between $135,000,000 and $140,000,000. Earnings per diluted share are expected to be in the $0.54 to $0.58 range depending upon the severity and length of seasonal road bans or "break-up" in Canada, the Company's second largest market. This guidance includes FAS 123R costs assuming a Core Lab share price of $47.00.

Revised 2006 Targets

For the full-year 2006, Core now sees revenue exceeding $560,000,000 with earnings per diluted share ranging from $2.20 to $2.30 up from our prior guidance of $2.05 to $2.15 per share. The full-year guidance includes all FAS 123R expenses assuming a Core Lab share price of $47.00. At a share price of $47.00, future FAS 123R quarterly costs for 2006 will be approximately $1,175,000 on an after-tax basis, or about $0.04 per diluted share. At the end of the second quarter 2006, there will be approximately 378,000 shares associated with Core's Equity-Based Stock Compensation Plans. This share total equals approximately 1.4% of the total diluted outstanding shares of the Company.

Excluding FAS 123R expenses, and assuming a $47.00 share price, Core anticipates full-year 2006 earnings per diluted share at $2.42 to $2.52 up over 40% compared with 2005 earnings of $1.74 per diluted share, excluding all FAS 123R and senior note prepayment costs.

Stock Repurchase Program

During the first quarter, the Company repurchased 564,000 shares, equaling about 2.0% of the total diluted outstanding shares of the Company, at a cost of approximately $25,000,000. The $25,000,000 used to repurchase shares was the highest quarterly total since the third quarter of 2003 when Core repurchased over $32,000,000 of stock. A total of over 9,800,000 shares have been repurchased by the Company since the inception of the Program. At the end of the first quarter, Core had approximately 25,170,000 shares outstanding and 27,900,000 diluted shares outstanding.

The Company has scheduled a conference call to discuss this quarter's earnings announcement to be released after the market's close on 26 April, 2006. The call will begin at 7:30 a.m. CDT on Thursday, 27 April. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed 23 February, 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

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